Exhibit 99.1

             EvergreenBancorp, Inc. Reports Continued Strong Growth

     SEATTLE--(BUSINESS WIRE)--Oct. 27, 2004--EvergreenBancorp, Inc. (OTCBB:EVGG) reported strong improvement in earnings for the third quarter of 2004. The company reported net income of $301,000 or $.25 per diluted share, an increase of 28.6% over the $234,100 or $.20 per share reported for the same period in 2003. Year to date earnings are up 14.8% over the first nine months of 2003 ending at $866,700 compared to $754,900.
     Gerry Hatler, President and CEO said, "This is the strongest growth quarter in the history of the bank. The results reflect the growth initiatives begun four years ago, coupled with the continuing emphasis on managed growth of expenses." Net interest income before provision for loan losses is up 9.67% year over year, and non-interest expense has increased only 4.50% over the prior year to date.
     Hatler continued, "In the past three years, we have added two new locations. Our fifth location is scheduled to open in early November. We have carefully selected each of our locations in high growth opportunity areas."
     The success of this strategy is reflected in record levels being achieved in both loans and deposits. Loans outstanding at September 30, 2004 reached an all time high of $146.3 million, a 21.8% increase over the same time last year. Deposits also posted an all time high of $161.7million, an 11.6% increase over 2003. These record levels supported the growth in total assets to $199.9 million, another record, and a 7.7% increase over the same period last year.
     "The record size of our balance sheet is underscored by its strength with excellent asset quality and a strong capital position," Hatler said. Non-performing loans at .25% of loans have improved significantly over the .82% recorded at the end of the third quarter last year. The capital to assets ratio remains strong at 8.58% of assets compared to 8.72% one year ago, reflecting the leveraging of stockholders equity as loan and deposit totals increase.
     Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is one of the few locally owned, independent community banks left in the Puget Sound region and offers a full suite of personal and business banking services.
Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; financial planning and investment services; Internet banking; and merchant credit card processing services.
     The EvergreenBank brand of caring, attentive, "once and done" customer service is one of the reasons customers remain loyal to the bank. Many have banked with EvergreenBank for 30 years or more. EvergreenBank operates four full-service branch offices located in Downtown Bellevue, Lynnwood, Federal Way, and the Cascade neighborhood of Seattle. A fifth branch is scheduled to open in the South Lake Union community of Seattle early next month.
     EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.evergreenbank.com or www.evergreenbancorp.com to learn more.


    CONTACT: EvergreenBancorp, Inc.
             Bill Filer, 206-628-4263
             bill.filer@evergreenbank.com
             or
             Nancy Juetten, 425-641-4214
             nancy@nsjmktg.com